As  filed  with  the  Securities and Exchange Commission on June 28, 1999.
                                               Registration No. 333-



                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                         ___________________________


                                  FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ___________________________

                           HORIZON OFFSHORE, INC.
        (Exact  name  of  registrant  as  specified in its charter)

DELAWARE                                2500 CITYWEST BOULEVARD, SUITE 2200                   76-0487309
(State or other                                HOUSTON, TEXAS 77042                        (I.R.S. Employer
jurisdiction of incorporation                      (713) 361-2600                        Identification Number)
or organization)              (Address, including zip code, and telephone number,
                      including area code, of registrant's  principal executive offices)


                                DAVID W. SHARP
                            CHIEF FINANCIAL OFFICER
                      2500 CITYWEST BOULEVARD SUITE 2200
                             HOUSTON, TEXAS 77042
                                (713) 361-2600
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                   COPY TO:
                              WILLIAM B. MASTERS
                      JONES, WALKER, WAECHTER, POITEVENT,
                           CARRERE & DENEGRE, L.L.P.
                            201 ST. CHARLES AVENUE
                      NEW ORLEANS, LOUISIANA  70170-5100
                                (504) 582-8000

                         ___________________________


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time after the effective date of this registration statement

                         ___________________________

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. <square>

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. <checked-box>

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. <square>

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. <square>

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. <square>

                       CALCULATION OF REGISTRATION FEE

Title of each class of securities             Amount to be        Proposed maximum         Proposed maximum         Amount of
      to be registered                       registered{(1)}     offering price per       aggregate offering     registration fee
                                                                     share{(2)}               price{(2)}
Common Stock, $1.00 par value per share     4,125,000 shares        $6.7815                  $27,973,687.50      $7,777

(1) Also registered hereby are such additional and indeterminable number of shares as may become issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices per share of the common stock as reported on the NASDAQ National Market on June 25, 1999.
                         ___________________________

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                               4,125,000 SHARES

                            HORIZON OFFSHORE, INC.

                                COMMON STOCK


     This prospectus relates to 4,125,000 shares of our common stock that may be offered from time to time by the selling stockholder, as described in this prospectus. You can find information regarding the selling stockholder under the heading "Selling Stockholder."

     The selling stockholder may offer all or a portion of its shares of common stock through public or private transactions, on the Nasdaq National Market or such securities exchange on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The selling stockholder may offer its shares directly or through agents or broker dealers acting as principal or agent, or in block trades or through one or more underwriters on a firm commitment or best efforts basis. The selling stockholder may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from the selling stockholder. You can find more information regarding the selling stockholder's methods of sale under the heading "Plan of Distribution."

     We are filing the registration statement of which this prospectus is a part pursuant to contractual obligations. The selling stockholder will receive all of the net proceeds from the sale of its shares of common stock offered by this prospectus. We will not receive any proceeds from such sales. We are paying all expenses of registration incurred in connection with this offering. The selling stockholder will pay all selling and other expenses incurred by it.

     Our common stock is traded on the Nasdaq National Market under the symbol "HOFF." On June 25, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $7.063 per share.

     Our principal executive offices are located at 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042, and our telephone number at that location is
(713) 361-2600.

                         ___________________________


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                         ___________________________


               The date of this prospectus is June 28, 1999.

                  WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can inspect and copy that information at the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 for more information about the public reference room. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the Commission electronically. The Commission's Internet address is http://www.sec.gov.

     We have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933 (the "Securities Act"). The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits without charge at the Commission's public reference room, and you may obtain copies from the Commission at prescribed rates.

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to documents on file with the Commission. Certain information that we currently have on file is incorporated by reference and is an important part of this prospectus. Certain information that we file later with the Commission will automatically update and supersede this information.

     We incorporate by reference the following documents that we have filed with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"):

<circle>Our annual report on Form 10-K for the fiscal year  ended  December 31,
     1998;

<circle>Our quarterly report on Form 10-Q for the quarter ended March 31, 1999;

<circle>The  description  of  our  common  stock  included  in our registration statement on Form 8-A under the Exchange Act filed January 22, 1998 and effective April 1, 1998, by incorporation by reference to the description of our capital stock provided under the heading "Description of Capital Stock" of our registration statement on Form S-1 (Registration No. 333-43965); and

<circle>All  documents  filed by us with the Commission  pursuant  to  Sections
     13(a), 13(c), 14 or  15(d)   of  the  Exchange  Act after the date of this
     prospectus and prior to the termination of this offering.

     At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

                             Horizon Offshore, Inc.
                      2500 CityWest Boulevard, Suite 2200
                             Houston, Texas 77042
                          Attn:   Investor Relations
                                (713) 361-2600

     YOU  SHOULD RELY ONLY ON INFORMATION INCORPORATED BY REFERENCE OR PROVIDED
IN THIS PROSPECTUS.   WE  HAVE  NOT  AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH
DIFFERENT INFORMATION.

                              THE COMPANY

     We provide marine construction services to the offshore oil and gas industry primarily in the United States Gulf of Mexico. Our marine fleet installs marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and installs and salvages production platforms and other marine structures.

     We have assembled a fleet of eleven vessels, ten of which are operational, with one vessel currently under refurbishment. Our fleet is capable of a wide range of marine construction activities, including:

     <circle>Installing up to  48-inch  pipelines  and small diameter rigid and coiled-line pipe in water depths up to 800 feet;

     <circle>Providing pipebury and all other services  necessary  to  commence transporting oil and gas through an installed pipeline; and

     <circle>Installing  and  salvaging  production  platforms and other marine structures.

     Our management believes that our fleet allows us to compete in the United States Gulf of Mexico for substantially all pipeline installation projects in shallow water depths of 200 feet and less and a substantial number of projects in intermediate water depths of between 200 and 800 feet.

     Our company was incorporated in Delaware in December 1995, but we did not commence operations until March 1996. In April 1998, we completed the initial public offering of shares of our common stock.


                          SELLING STOCKHOLDER

     In  December  1997   we   entered  into  an  agreement  with  the  selling
stockholder, Det Sondenfjelds-Norske Dampskibsselskab ASA, to form a strategic alliance. As part of the strategic alliance:

     <circle>The  selling stockholder acquired  the  4,125,000  shares  of  our common stock being offered pursuant to the registration statement of which this prospectus forms a part;

     <circle>We purchased  the DSND Stephaniturm, a diving support vessel, from the selling stockholder for $18.3 million. We have chartered the vessel to the selling stockholder until December 31, 1999; and

     <circle>We formed a joint venture with the selling  stockholder,  which is
           30% owned by us, to primarily conduct deep water pipe laying operations in the United States Gulf of Mexico, Offshore Mexico and Canada, and in the Caribbean.

     In connection with the strategic alliance, we entered into a stockholders' agreement with the selling stockholder and two of our other principal stockholders. Under the stockholders' agreement, we agreed to file the registration statement of which this prospectus forms a part with the Commission under the Securities Act, to register all the shares of common stock sold to the selling stockholder pursuant to the alliance agreement.

     As of June 25, 1999, the selling stockholder owned 4,125,000 shares (21.9%) of our outstanding common stock, all of which are being offered by this prospectus. After completion of this offering, the selling stockholder will not own any shares of our common stock.

                             PLAN OF DISTRIBUTION

     The selling stockholder may sell its shares directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best effort basis. The selling stockholder may sell from time to time, in one or more transactions, all or a portion of its common stock in such transactions at prices then prevailing or related to the then current market price or at negotiated prices. The selling stockholder will determine the offering price of the shares from time to time and, at the time of such determination, such offering price may be higher or lower than the market price of the shares on the Nasdaq National Market. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or from purchasers of shares for whom they may act as agents. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     The methods by which the selling stockholder, or its pledgee, donee, transferee or other successor in interest, may offer and sell its shares may include, but are not limited to, the following:

     <circle> An underwritten offering;

     <circle>Privately negotiated transactions;

     <circle>Sales  on  the  Nasdaq National Market or other exchanges on which the common stock is listed at the time of sale at prices and at terms then prevailing or at prices related to the then current market price;

     <circle>Cross or block trades in  which  the  broker  or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     <circle>A broker or dealer  may  purchase  as  principal  and  resell such shares for its own account pursuant to this prospectus; or

     <circle>Ordinary  brokerage  transactions  and  transactions in which  the broker solicits purchasers.

     To the extent required in connection with a particular offering, we will set forth in a prospectus supplement or, if appropriate, in a post-effective amendment, the terms of the offering, including among other things, the number of shares of common stock to be sold, the public offering price, the names of any underwriters, dealers or agents and any applicable commissions or discounts.

     We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act, or to contribute the payments which the selling stockholder may be required to make in respect of such liabilities. We have also agreed to indemnify underwriters who participate in the distribution of shares on substantially the same basis. The selling stockholder has agreed to indemnify us against certain liabilities, including liabilities under the Securities Act.

     The  selling  stockholder   and   any   underwriters,  dealers  or  agents
participating in the distribution of the offered shares may be deemed "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling stockholder and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     The selling stockholder will pay all underwriting fees, discounts and brokerage commissions. We will pay all expenses of preparing and reproducing this prospectus, including expenses of compliance with state securities laws and filing fees with the Commission. We will not receive any proceeds of the sale of any shares of our common stock offered pursuant to this prospectus.



                             LEGAL MATTERS

     The validity of the shares of our common stock being offered hereby will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana.


                                EXPERTS

     The financial statements as of December 31, 1998 and for the year then ended, incorporated by reference in the registration statement of which this prospectus forms a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

Prospective  investors may
rely     only    on    the
information  contained  in      HORIZON OFFSHORE, INC.
this prospectus.   We have
not  authorized  anyone to
provide        prospective            __________
investors  with  different
or additional information.            PROSPECTUS
This prospectus is  not an            __________
offer  to sell, nor is  it
seeking  an  offer  to buy
these  securities  in  any
jurisdiction   where   the
offer  is  not  permitted.
The  information contained
in  this   prospectus   is
correct  only  as  of  the
date  of  this prospectus,
regardless  of the time of
the   delivery   of   this
prospectus  or any sale of
these securities.


      _______________

                                      __________

     TABLE OF CONTENTS              Common Stock
                                  ($1.00 par value)
                      PAGE            __________
                      ----
Where You Can Find
More Information....... 2

The Company............ 3

Selling Stockholder.... 4

Legal Matters.......... 5

Experts................ 5            June 28, 1999

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The estimated fees and expenses payable by Horizon Offshore, Inc. (the "Company") in connection with the issuance and distribution of the common stock of the Company registered hereunder are as follows:

            Securities and Exchange Commission
              registration fee......................... $  7,777
            Legal fees and expenses....................    5,000
            Accounting fees and expenses...............    5,000

                 Total................................. $ 17,777


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Company's Certificate of Incorporation (the "Certificate") contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law. By virtue of these provisions, under current Delaware law a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, the Certificate provides that if a Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

      The Company's By-laws require the Company to indemnify its directors and officers against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors and officers, subject to certain conditions and limitations.

      In addition, each of the Company's directors has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as director that are in excess of the coverage provided by such insurance, provided that the director meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.


ITEM 16.  EXHIBITS.

   4.1      - Amended  and Restated Certificate of Incorporation of the Company
              (incorporated herein by reference to Exhibit 3.1 to the Company's registration statement on Form S-1 (Registration No. 333-43965)).

   4.2      - Bylaws  of  the  Company,  as  amended  (incorporated  herein  by reference to Exhibit 3.2 to the Company's registration statement on Form S-1 (Registration No. 333-43965)).

   4.3      - Specimen  Common   Stock   certificate  (incorporated  herein  by
              reference to Exhibit 4.2 to the Company's registration statement on Form S-1 (Registration No. 333-43965)).

     5      - Opinion  of  Jones,  Walker, Waechter,  Poitevent,   Carrere  &
              Denegre, L.L.P.

  23.1      - Consent of Arthur Andersen LLP

  23.2      - Consent   of  Jones, Walker,  Waechter,  Poitevent,  Carrere  &
              Denegre, L.L.P. (included in Exhibit 5).

    24      - Power of Attorney  (included  in  the  signature  pages  to  this registration statement).


ITEM 17.  UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 28, 1999.

                                          HORIZON OFFSHORE, INC.


                                          By:/s/ David W. Sharp
                                             -----------------------------
                                                     David W. Sharp
                                              Executive Vice President and
                                                 Chief Financial Officer

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints each of Jonathan D. Pollock, David
W. Sharp and Bill J. Lam, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                         TITLE                    DATE


  /s/ Jonathan D. Pollock         Chairman of the Board      June 28, 1999
  --------------------------
    Jonathan D. Pollock


  /s/ Bill J. Lam               President and Director       June 28, 1999
  --------------------------    (Principal Executive Officer)
        Bill J. Lam


  /s/ David W. Sharp             Chief Financial Officer     June 28, 1999
  --------------------------    (Principal Financial and
      David W. Sharp               Accounting Officer)


  /s/ James Devine                      Director             June 28, 1999
  --------------------------
       James Devine


  /s/ Gunnar Hirsti                     Director             June 28, 1999
  --------------------------
       Gunnar Hirsti


  /s/ Edward L. Moses, Jr.              Director             June 28, 1999
  --------------------------
    Edward L. Moses, Jr.

                                 EXHIBIT INDEX

Exhibit
Number            DESCRIPTION

4.1   -     Company's  registration  statement on Form S-1 (incorporated herein by reference to Exhibit 3.1 to the Company's registration statement on Form S-1 (Registration No. 333-43965)).

4.2   -     Bylaws of the Company (incorporated  herein by reference to Exhibit
            3.2   to  the  Company's  registration  statement   on   Form   S-1
            (Registration No. 333-43965)).

4.3   -     Specimen Common Stock certificate (incorporated herein by reference to Exhibit  4.2 to the Company's registration statement on Form S-1
            (Registration No. 333-43965)).

5     -     Opinion  of  Jones,   Walker,  Waechter,   Poitevent,  Carrere  &
            Denegre, L.L.P.

23.1  -     Consent of Arthur Andersen LLP

23.2  -     Consent  of   Jones,  Walker,   Waechter,  Poitevent,  Carrere  &
            Denegre, L.L.P. (included in Exhibit 5).

24    -     Power  of  Attorney  (included  in  the  signature  pages  to  this registration statement).